UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

July 18, 2005

Date of Report (Date of earliest event reported)

AAMES INVESTMENT CORPORATION

(Exact name of Registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

1-32340	34-1981408
(Commission File Number)	(IRS employer identification no.)

350 South Grand Ave, 43rd Floor

Los Angeles, CA 90071

(Address of principal executive offices)(Zip Code)

(323) 210-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 11, 2005, the Company announced that it had hired John A. Vella as President and Chief Operating Officer. Mr. Vella’s compensatory arrangement is disclosed below in Item 5.02 and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 18, 2005, the Company appointed John A. Vella, 45 years of age, as President and Chief Operating Officer. Mr. Vella previously served as Chief Sales Officer for Option One Mortgage, a national subprime lender and prior thereto, as Chief Administrative Officer at Option One Mortgage since 2002 where he managed, among other things, loan servicing and information technology departments. Prior to joining Option One Mortgage, Mr. Vella was Chief Executive Officer of Household Auto Finance, a division of Household International, from 1999 to 2002. In addition, Mr. Vella has served in management positions at GMAC, Freddie Mac, and Fleet National Bank.

In connection with Mr. Vella’s appointment, he received a two year employment agreement providing for a base salary of $350,000 per year. Mr. Vella will be eligible to participate in the Company’s executive bonus plan and in the Company’s health, insurance and other employee plans and benefits. Mr. Vella will be awarded 100,000 shares of restricted common stock pursuant to the Company’s Amended and Restated 2004 Equity Incentive Plan. These shares will vest in four equal annual installments, with the first installment vesting on the first anniversary date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAMES INVESTMENT CORPORATION

By:	/s/ Patrick D. Grosso
Patrick D. Grosso
Assistant Secretary

Dated: July 22, 2005